Webster Financial Corporation Appoints Chief Risk Officer; Names New Board Member STAMFORD, Conn., July 1, 2025 – Webster Financial Corporation (“Webster” or “the Company”) (NYSE: WBS), the holding company, for Webster Bank, N.A., (the “Bank”) announced its Board of Directors approved both the appointment of Jason E. Schugel, as Chief Risk Officer (CRO) and Executive Vice President, and the appointment of Frederick (Fred) J. Crawford, as an independent member of the Board of Directors of the Company and the Bank. Schugel’s appointment, effective July 14, follows current Executive Vice President and CRO Daniel Bley’s previously announced retirement. Bley will temporarily serve in an advisory role to ensure a smooth transition. Schugel brings more than 25 years of strategic financial, audit and risk management experience to Webster, including most recently serving as CRO for Ally Bank. In his 15 years with Ally, he was instrumental in building agile risk and audit frameworks that furthered alignment and accountability with enterprise strategies. Prior to his time at Ally, he served in other senior level strategic roles. Schugel earned his MBA (Investment Banking Concentration) from Wake Forest University’s Babcock Graduate School of Management and a B.S. in finance from Southern Methodist University. Crawford most recently served as President and Chief Operating Officer of AFLAC, a Fortune 500 company. Before joining AFLAC, Crawford served as Executive Vice President and Chief Financial Officer at both CNO Financial Group and Lincoln Financial Group. Earlier in his career, he spent 13 years in banking, including officer positions at Bank One Corporation. He earned his MBA from the University of Iowa and a B.S. from Indiana State University. “Jason and Fred have proven track records of performance at global enterprises, and we look forward to their strategic insights as we continue to build our resiliency as a growing company,” said John Ciulla, Chairman and Chief Executive Officer of Webster. “Jason’s significant knowledge of governance and risk management will be invaluable as we continue to navigate the regulatory landscape. In addition, Fred’s deep experience leading large complex organizations will further enhance our Board’s ability to create long-term value.”

*** About Webster Financial Corporation: Webster Financial Corporation (“Webster”) (NYSE: WBS) is the holding company for Webster Bank, N.A. (“Webster Bank”). Headquartered in Stamford, CT, Webster is a values-driven organization with more than $80 billion in total assets. Webster Bank is a commercial bank that provides a wide range of financial products and services to businesses, individuals, and families across three differentiated lines of business: Commercial Banking, Healthcare Financial Services, and Consumer Banking. While its core footprint spans the Northeast from the New York metropolitan area to Rhode Island and Massachusetts, certain businesses operate in extended geographies. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com. Media Contact: Alice Ferreira, 203-578-2610 acferreira@websterbank.com Investor Contact: Emlen Harmon, 212-309-7646 eharmon@websterbank.com